Exhibit 5.1
DLA Piper LLP (US)
The Marbury Building
6225 Smith Avenue
Baltimore, Maryland 21209-3600
T  410.580.3000
F  410.580.3001
W www.dlapiper.com
October 1, 2008
UDR, Inc.
1745 Shea Center Drive
Highlands Ranch, Colorado 80129
Ladies and Gentlemen:
     We have served as special Maryland counsel to UDR, Inc., a Maryland corporation (the “Company”), and have been requested to render this opinion in connection with the offering and sale of an aggregate of 8,000,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and an additional 1,200,000 shares of Common Stock which may be issued and sold pursuant to an over-allotment option (the “Option Shares” and together with the Firm Shares, the “Shares”), pursuant to an Underwriting Agreement dated October 1, 2008 (the “Underwriting Agreement”) by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as Representatives of the several Underwriters listed on Schedule I thereto (the “Underwriters”). The issuance of the Shares is being registered under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement of the Company on Form S-3 (No. 333-131278) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on January 25, 2006 which provides for the offering by the Company from time to time of certain securities described in the Registration Statement, including the Shares. Capitalized terms used herein and not otherwise defined herein have the respective meanings given those terms in the Underwriting Agreement. This opinion is being provided at your request in connection with the filing of the Prospectus.
     In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents (the “Documents”):
     (a) The Registration Statement.
     (b) The Preliminary Prospectus and the Prospectus.
     (c) The charter of the Company as in effect on the date hereof (the “Charter”), certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”).
     (d) The Amended and Restated Bylaws of the Company, as in effect on the date hereof (in the form attached to the Officer’s Certificate (as defined below)) (the “Bylaws”).
     (e) The Underwriting Agreement.
     (f) Resolutions adopted by the Company’s Board of Directors relating to the authorization and issuance of the Shares and the authorization of the Underwriting

UDR, Inc.
October 1, 2008

     Agreement and the transactions contemplated thereby, certified by an officer of the Company.
     (g) A certificate executed by an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”).
     (h) A good standing certificate for the Company, dated as of a recent date, issued by the SDAT.
     In examining the Documents, and in rendering the opinions set forth below, we have assumed the following: (a) each of the parties to the Documents (other than the Company) has duly and validly executed and delivered each of the Documents and each instrument, agreement, and other document executed in connection with the Documents to which such party is a signatory and each such party’s (other than the Company’s) obligations set forth in the Documents, are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (b) each person executing any such instrument, agreement, or other document on behalf of any such party (other than the Company) is duly authorized to do so; (c) each natural person executing any such instrument, agreement, or other document is legally competent to do so; (d) the Documents accurately describe and contain the mutual understandings of the parties, there are no oral or written modifications of or amendments or supplements to the Documents, and there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise; and (e) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies or telecopies or portable document file (“.PDF”) copies conform to the original documents (and the authenticity of the originals of such copies), all signatures on all documents submitted to us for examination (and including signatures on photocopies and telecopies and .PDF copies) are genuine, and all public records reviewed are accurate and complete. As to certain factual matters we have relied on the Officer’s Certificate as to the factual matters set forth therein, which we assume to be accurate and complete.
     Based upon the foregoing, subject to the additional assumptions, qualifications, and limitations below, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that the Shares have been duly authorized for issuance and sale pursuant to the Underwriting Agreement and, upon issuance of the Shares pursuant to the Underwriting Agreement in accordance with the terms thereof and in exchange for the consideration set forth in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.
     In addition to the qualifications set forth above, the opinion set forth herein is subject to additional assumptions, qualifications, and limitations as follows:
     (a) The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.
     (b) We have made no investigation as to, and we express no opinion concerning, the laws of any jurisdiction other than the laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

UDR, Inc.
October 1, 2008

     (c) We assume that the issuance of the Shares will not cause (A) the Company to issue shares of Common Stock in excess of the number of shares of such class authorized by the Charter and the Board of Directors of the Company at the time of issuance of the Shares and (B) any person to violate the Ownership Limit provision of the Charter.
     (d) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.
     Without in any way limiting the foregoing, this opinion is based upon our consideration of only those statutes, rules, and regulations which, in our experience, are normally applicable to underwritten public offerings of common equity securities, provided that we express no opinion as to compliance with the securities (or “blue sky”), broker licensing, real estate syndication or mortgage lending laws of the State of Maryland.
     We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on or about October 2, 2008, which will be incorporated by reference in the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus related to the Shares. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
DLA PIPER LLP (US)
/s/ DLA PIPER LLP (US)